Exhibit 10.1

Date                      15 September 2017

(1)	the persons named in schedule 1
(2)	LONGBRIDGE RECRUITMENT 360 LIMITED
(3)	staffing 360 solutions, inc.

AGREEMENT TO BUY THE SHARES IN CBS BUTLER HOLDINGS LIMITED

Mishcon de Reya LLP

Africa House

70 Kingsway

London WC2B 6AH

Tel: +44 20 3321 7000

Fax: +44 20 7404 5982

Ref: NMD/GJ/44694.7

E-mail: nick.davis@mishcon.com

23715336.12

TABLE OF CONTENTS

No.HeadingPage

1.	DEFINITIONS AND INTERPRETATION1
2.	SALE AND PURCHASE8
3.	Purchase price9
4.	PARENT COMPANY GUARANTEE11
5.	Completion Accounts13
6.	REFERENCES TO EXPERT14
7.	WARRANTIES15
8.	COMPLETION17
9.	Right of set-off19
10.	Announcements and CONFIDENTIALITY21
11.	RESTRICTIve covenants22
12.	RELEASE OF GUARANTEES AND INDEMNITIES25
13.	TAX COVENANT26
14.	SPECIFIC PAYMENT COVENANTS26
15.	Sellers' representative26
16.	notices and SERVICE of proceedings27
17.	Costs28
18.	Assignment and Successors28
19.	Continuing agreement29
20.	Further assurance29
21.	Entire agreement30
22.	remedies, variation and waiver30
23.	Severable provisions31
24.	Payments31
25.	withholding and grossing up32
26.	THIRD PARTY RIGHTS32
27.	Counterparts32
28.	Law and jurisdiction32
Schedule 1 – THE SELLERS AND THE SELLERS' SHAREHOLDINGS AND OPTION HOLDERS	34
Schedule 2 – THE COMPANY AND THE SUBSIDIARY	40

Part A – The Company40

Part B –  The Subsidiary40

Schedule 3 – WARRANTIES	41
Schedule 4 – SELLERS' LIMITS	75
Schedule 5 – COMPLETION	84

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1

Part A – Documents to be delivered by the Sellers84

Part B – Decisions to be taken at Completion by the directors of the Target Group Companies85

Part C – Other action to be taken by the Sellers and other items to be delivered by the Sellers86

Part D – Documents to be delivered and actions to be taken by the Buyer86

Part E – Documents to be delivered and actions to be taken by Staffing 36087

Schedule 6 – THE PROPERTY	88

Part A – Property88

Part B – Encumbrances to which the Properties are subject88

Schedule 7 – TAX SCHEDULE	89

Part A – Definitions and Interpretation89

Part B – Tax Covenant93

Part C – Tax Warranties99

Part D – Tax Administration107

Schedule 8 –COMPLETION ACCOUNTS	109

Part A – Basis of Preparation of the Completion Accounts109

Part B – The Specific accounting policies and procedures for the Completion accounts109

Part C – Format of the Completion Accounts111

Schedule 9 – BUYER SHARES	118
Schedule 10 – EARN-OUT	122

PART A – Earn-out Provisions122

PART B – Basis of Preparation of the Relevant Accounts129

PART C – Format of the Relevant Accounts130

Schedule 11 – BUYER & STAFFING 360 WARRANTIES	137

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2

THIS AGREEMENT is dated as of the 15th of September 2017

PARTIES

(1)	The persons whose names and addresses are set out in column (1) of the table in Part A of Schedule 1 (the Sellers and each a Seller).
(2)	LONGBRIDGE RECRUITMENT 360 LIMITED a company registered in England and Wales under number 06745176 whose registered office is at 3a London Wall Buildings, London Wall, London EC2M 5SY (the Buyer).
(3)

STAFFING 360 SOLUTIONS, INC., a company registered in the State of Delaware under File Number 6178457 whose principal place of business is at Suite 2701, 641 Lexington Ave, New York, NY 10022, United States of America (Staffing 360).

BACKGROUND

(A)	The Buyer has agreed terms with the Sellers and Option Holders for the acquisition of the entire issued share capital of CBS Butler Holdings Limited (the Company).
(B)	The Option Holders shall enter into the Option Holder Sale Agreements in order to sell their respective Option Shares to the Buyer, as more particularly described in the Option Holder Sale Agreements.
(C)	More details of the Company are set out in Part A of Schedule 2.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION
1.1	In this agreement the following definitions apply:

Accountants means the Sellers' Accountants and the Buyer's Accountants;

Accounts means the Individual Accounts and the Target Group Accounts;

Accounts Date means 31 December 2016;

Actual Net Assets means the aggregate assets less the aggregate liabilities of the Target Group (calculated on a consolidated basis) as derived from the Completion Accounts;

Agreed Form means, in relation to any document, in the form agreed by or on behalf of the parties to this agreement;

Assigned Lease means the lease of the Assigned Property dated 28 September 2007 made between (1) Crescent Trustees Limited and David Kennedy and (2) CBS Butler;

Assigned Property means the leasehold property known as The Old Mill, Kings Mill, Kings Mill Lane, South Nutfield, Redhill, RH1 5NB registered at the Land Registry under title number SY768048;

Associate means, in relation to any person, a person who is connected with that person determined in accordance with section 1122 of the Tax Act;

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Business Day means any day on which clearing banks generally are open for business in the City of London excluding Saturdays or Sundays;

BWIL means Butler Wells International Limited, a company incorporated in England (Company No. 08584289);

Buyer’s Group means Staffing 360 and the Buyer and any subsidiaries and subsidiary undertakings from time to time of Staffing 360 and/or the Buyer and any holding company and parent undertaking from time to time of Staffing 360 and/or the Buyer and any subsidiaries and subsidiary undertakings from time to time of any such holding company or parent undertaking, and member of the Buyer's Group will be construed accordingly;

Buyer's Accountants means Menzies LLP of Lynton House, 7 – 12 Tavistock Square, London WC1H 9LT or their successors in business or any other firm of chartered accountants appointed by the Buyer and notified to the Sellers for the purposes of this agreement;

Buyer's Bank Account means HSBC Bank plc, sort code: 40-11-60 and account number: 30462853;

Buyer Shares means 431,860 common stock of par value US$0.00001 each in the capital of Staffing 360 issued and allotted to the Sellers in accordance with clauses 3.2.2, 3.4 and 8.4.2 and Schedule 9;

Buyer's Solicitors means Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH or their successors in business or any other firm appointed as solicitors by the Buyer for the purposes of this agreement;

CBS Butler means CBS Butler Limited (Company No. 01654251);

Cash Bonuses means a sum of £132,463 (which includes a sum equal to all PAYE and all employee and employer National Insurance Contributions due in relation to such Cash Bonuses) to be paid (net of all taxes) by CBS Butler after Completion to the Cash Bonus Employees, as set out opposite their respective names in the table in Part C of Schedule 1;

Cash Bonus Employees means the persons whose names are set in the table in Part C of Schedule 1;

Claim means a Warranty Claim, an Indemnity Claim, RC Claim and/or a Tax Claim;

Claim for Tax has the meaning given to it in the Tax Schedule;

Companies Act or the Act means the Companies Act 2006;

Company's Bank Account means HSBC Bank, account name: CBS Butler Ltd, sort code: 40-18-22 and account number: 01821954;

Completion means the performance by the parties of the obligations (to the extent not previously waived under this agreement) assumed by them under clauses 8.2, 8.3 (other than clauses 8.3.3 and 8.3.4), 8.4 (other than clause 8.4.4) and 8.5. For the avoidance of doubt, Completion shall be deemed to have occurred notwithstanding that the events referred to in clauses 8.3.3, 8.3.4 and/or 8.4.4 have not occurred (and no person waives any of their rights pursuant to such clauses);

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Completion Accounts means the accounts for the Completion Period (and a net assets statement as at 31 August 2017 setting out the amount of the Actual Net Assets as derived from the Completion Accounts) prepared and agreed or determined in accordance with clause 5 and Schedule 8;

Completion Period means the period starting on 1 January 2017 and ending on 31 August 2017 (both dates inclusive);

Conduct Regulations means the Conduct of Employment Agencies and Employment Businesses Regulation 2003;

Confidential Information means secret or confidential, commercial, financial, marketing, technical or other information of any Target Group Company and know-how relating to the Target Group's projects, or the working of any of the processes or inventions it owns or uses including details of its research projects or its business (including its organisation and staff involved), lists and details of customers, prices, and commercial relationships and negotiations and any information in respect of which any Target Group Company is bound by an obligation of confidence to a third party, in each case together with any reproductions of the information in any form or medium or any part(s) of it;

Contractor as defined in paragraph 25.1 of Schedule 3;

Data Room means the virtual data room hosted by Gateley Plc and titled "Project Louisiana" comprising the copies of documents and other information relating to the Target Group Companies and/or their businesses as at 5pm on 13 September 2017 and made available by or on behalf of the Sellers as listed in the Data Room index attached to the Disclosure Letter;

Deed of Assignment means an assignment of the Assigned Lease from CBS Butler to Bulletpoint Consult Limited in the Agreed Form;

Deed of Variation means the deed of variation of the Lease varying the repair covenant, including a break clause after 15 years and replacing the 2017 rent review with a rent review in 2020 in the Agreed Form;

Deferred Consideration means the sum of £150,000;

Disclosure Disk means the USB memory stick containing the Disclosure Documents, which accompanies and forms part of the Disclosure Letter;

Disclosure Documents means the documents contained in the Data Room as listed in the Data Room index attached to the Disclosure Letter;

Disclosed means fairly disclosed in such a manner so as to enable a reasonable buyer to identify the nature of the matter disclosed and to make a reasonably informed assessment of the effect of the matter disclosed;

Due Proportion means the respective proportions, as shown opposite the name of each Seller, in column 6 of Part A of Schedule 1;

Disclosure Letter means the letter dated today in the Agreed Form from the Sellers to the Buyer relating to the Warranties, and which is delivered (together with the Disclosure Disk) to the Buyer or the Buyer's Solicitors immediately before the execution of this agreement (and which includes the Disclosure Documents, which shall be deemed to form part of the Disclosure Letter);

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Earn-out Payment means that part of the Purchase Price to be determined and paid after Completion by the Buyer to the Sellers as provided in clauses 3.1 and 3.7 and Schedule 10;

Encumbrance means and includes any right, claim, interest or equity of any person (including any right to acquire, option, right of pre-emption or right of conversion) or any mortgage, charge (whether fixed or floating), pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement over or in the relevant property;

Exchange Rate means for a particular currency for a particular day, the rate for the conversion of that currency into £ sterling which appears on the Bloomberg page "Foreign Exchange Cross Rates" at 15:30, London time, on that day for the required currency pair;

Event has the meaning given to it in the Tax Schedule;

Expert has the meaning given in clause 6;

FRS102 means the Financial Reporting Standard for Companies in the UK and Republic of Ireland issued by the Financial Reporting Council and in force for the accounting period ending on the Accounts Date;

group in relation to an undertaking, means that undertaking, any subsidiary undertaking or parent undertaking of that undertaking and any subsidiary undertaking of any parent undertaking of that undertaking and member of the group includes any undertaking in the group;

Indemnity Claim means any claim under the indemnities in clause 14 (Specific Payment Covenants);

Individual Accounts or the CBSBL Accounts means the audited financial statements of CBS Butler for the period ended on the Accounts Date, including the statement of financial position, statement of comprehensive income, statement of changes in equity, notes and directors' and auditors' reports (a copy of which is set out at Tab 4.60 of the Data Room);

Initial Cash Payment means the sum of £11,928,685;

Initial Consideration has the meaning given in clause 3.2;

Insolvency Proceedings means any formal insolvency proceedings whether in or out of court, including proceedings leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by a court or court appointee or any distress, execution or other similar process levied; or any winding up, striking off or dissolution (whether or not due to insolvency); or any event analogous to any of those events in any jurisdiction;

Joint Announcement means the joint announcement by the Sellers and the Buyer of the execution of this agreement in the Agreed Form;

Lease has the meaning given in paragraph 27 (Property) of Schedule 3 (Warranties);

Licence to Assign means the licence pursuant to which the Deed of Assignment is permitted in the Agreed Form;

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Life Assurance Schemes means the group life cover provided by Ellipse, the keyman level term assurance cover provided by Zurich, the group income protection cover provided by Unum and every other arrangement disclosed in the Disclosure Letter in relation to paragraph 26 (Pensions) of Schedule 3;

Management Accounts means the unaudited statement of financial position and statement of comprehensive income of CBS Butler Limited for the seven month period ended on the Management Accounts Date, a copy of which is set out at Tab 4.62 of the Data Room;

Management Accounts Date means 31 July 2017;

Net Asset Shortfall means an amount (in GB Pounds Sterling) calculated in accordance with clause 5.9;

NASDAQ means the NASDAQ stock market;

Options means the share options granted to the Option Holders pursuant to the Option Scheme in respect of B ordinary shares of £0.10 each in the capital of the Company;

Option Holders means those persons whose names and addresses are set out in Part B of Schedule 1;

Option Holder Sale Agreements means the agreements in the Agreed Form pursuant to which each Option Holder will transfer to the Buyer at Completion such number of Option Shares as is set out opposite his name in Part B of Schedule 1 for cash and common stock of par value of $0.00001 each in the capital of Staffing 360;

Option Scheme means the CBS Butler Holdings Limited Enterprise Management (EMI) Scheme dated February 2016, pursuant to which options have been granted to the Option Holders to acquire shares in the capital of the Company;

Option Shares means the 256,395 B ordinary shares of £0.10 each in the capital of the Company to be allotted and issued to the Option Holders following the exercise of their Options pursuant to the Option Scheme on or prior to the date of this agreement as detailed in column 3 of the table in Part B of Schedule 1;

Outstanding Debt means the following amounts (including all principal and interest) owed by each of the following Sellers to CBS Butler:

David Leyshon: £1,656,900.17;

Alison Leyshon: £4,952.34;

David Kennedy: £112,545.70;

Simon Bartington: £1,744.74; and

John Docherty:  £74,245.88;

Pension Schemes means the group personal pension scheme administered by Scottish Widows, the occupational work place pension scheme known as the People’s Pension and every other arrangement disclosed in the Disclosure Letter in relation to paragraph 26 (Pensions) of Schedule 3;

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Purchase Price has the meaning given in clause 3;

Prescribed Rate means the base rate of National Westminster Bank plc from time to time plus 3 per cent;

Property has the meaning given in paragraph 27 of Schedule 3;

RC Claim means a claim under clause 11 (Restrictive Covenants);

Sellers' Accountants means Saffery Champness LLP or their successors in business or any other firm of chartered accountants appointed by the Sellers and notified to the Buyer for the purposes of this agreement;

Sellers' Representative means David Leyshon or any other person with a postal address in the United Kingdom as at least four of the five Sellers or the Sellers' Solicitors notifies to the Buyer by at least 5 Business Days prior written notice with express reference to this agreement;

Sellers' Solicitors means Gateley Plc, 1 Paternoster Square, London EC4M 7DX or their successors in business or any other firm appointed as solicitors by the Sellers for the purposes of this agreement;

Sellers' Solicitors' Bank Account means Bank of Scotland plc, sort code: 12-08-81, account number: 00553357, IBAN No: GB57 BOFS12088100553357 and Swift Code:         BOFSGB21258;

Shares means the 1,325,005 A ordinary shares of £0.10 each and 300,000 B ordinary shares of £0.10 each in the capital of the Company and owned by the Sellers as set out opposite their respective names in column 3 of the table in Part A of Schedule 1 (each a Share) being the entire issued share capital of the Company as at Completion owned by the Sellers (excluding, for the avoidance of doubt, the Option Shares);

Subsidiary means the subsidiary of the Company at the date of this agreement, details of which are set out in Part B of Schedule 2;

Target Group Accounts means the audited financial statements of the Company and the audited consolidated financial statements of the Company, the Subsidiary and BWIL for the period ended on the Accounts Date, including the consolidated statement of financial position, consolidated statement of comprehensive income, consolidated statement of cash flows, consolidated statement of changes in equity, notes and directors' and auditors' reports, a copy of which is set out at tab 4.61 of the Data Room;

the Target Group means the Company and the Subsidiary and Target Group Company means any of them;

Target Net Asset Amount means the amount of £3,838,875;

Taxation or Tax has the meaning given to it in the Tax Schedule;

Tax Act means the Corporation Tax Act 2010;

Tax Claim means any claim by the Buyer under the Tax Covenant or any of the Tax Warranties;

Tax Covenant means the covenants set out in paragragh 1 of Part B of the Tax Schedule;

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Tax Schedule means Schedule 7;

Tax Statute has the meaning given to it in the Tax Schedule;

Tax Warranty means any warranty set out in Part C of the Tax Schedule and Tax Warranties will be construed accordingly;

TCGA has the meaning given to it in the Tax Schedule;

Temporary Worker as defined in Paragraph 25.1 of Schedule 3;

Title Claim means a claim by the Buyer for breach of any of the Warranties set out at paragraphs 1 and 2 of Schedule 3;

Transitional Services Agreement means a transitional services agreement in the Agreed Form between Bulletpoint Consult Limited (Company number: 10886881) and the Buyer relating to the transitional services to be provided by Bulletpoint Consult Limited and David Rhys Leyshon to the Target Group following Completion;

undertaking, subsidiary undertaking and parent undertaking have the meanings set out in sections 1161 and 1162 of the Companies Act, and subsidiary and holding company have the meanings set out in section 1159 of the Companies Act ;

United Kingdom means the United Kingdom of Great Britain and Northern Ireland;

US$ means the lawful currency of the United States of America;

Warranties means the warranties contained in Schedule 3 (Warranties) and in Part C of the Tax Schedule and references to Warranty shall be construed accordingly; and

Warranty Claim means a claim for breach of Warranty.

1.2

References in this agreement to statutory provisions are references to those provisions as amended, extended, consolidated or re‑enacted from time to time and include the corresponding provisions of any earlier legislation and any orders, regulations, instruments or other subordinate legislation made under the statute concerned except to the extent that any amendment enacted after the date of this agreement would increase or extend the liability of any party.

1.3

Unless otherwise specified, the words "include", "including" and "in particular" (or any similar words or expression) do not limit the generality of any preceding words and any words which follow them shall not be limited by any preceding words where a wider interpretation is possible.

1.4

Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporated and (in each case) vice versa.

1.5

References to clauses, Schedules and other provisions are references to clauses and other provisions of and Schedules to this agreement. The Schedules are part of this agreement as if set out in the main body of it.

1.6	The headings are for ease of reference only and do not affect the interpretation of this agreement.

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1.7

References to this agreement or any other document are, where the context admits, references to this agreement or that other document as varied, supplemented, novated and/or replaced in accordance with its terms or with the agreement of the relevant parties.

1.8	Subject to paragraphs 1.4 and 1.5 of Schedule 4 (Sellers’ Limits), obligations and liabilities assumed by more than one person are assumed jointly and severally unless otherwise stated.
1.9

Any reference (including any reference in Schedule 3, Part C of the Tax Schedule or Schedule 11 or clause 4 (Guarantee) to any English legal or accounting term for any action, remedy, method of judicial proceeding, legal or accounting document, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle are deemed to include what most approximates in the analogous jurisdiction in the countries in which the Company and the Subsidiary operates (in the case of Schedule 3 or Part C of the Tax Schedule) or the countries in which the Buyer or Staffing 360 operates (in the case of Schedule 11) to the English legal or accounting term concerned.

1.10	References to time are to London time.
1.11

Unless otherwise specified, for the purpose of applying any reference to a monetary sum expressed in £ sterling, an amount in a different currency will be deemed to be an amount in £ sterling translated at the Exchange Rate at the relevant date (which in relation to a Claim, will be the date of the receipt of notice of that Claim under paragraph 2 of Schedule 4 and in relation to items shown in Completion Accounts will be the date of Completion) or, if that day is not a Business Day, on the immediately preceding Business Day.

1.12

Any reference to a party is to a party to this agreement and includes its permitted assignees, successors in title or personal representatives, and in the case of an individual his estate and personal representatives.

2.	SALE AND PURCHASE
2.1

Each Seller will severally sell and the Buyer will buy the full legal and beneficial ownership in the Shares shown opposite that Seller's name in column (3) of Part A of Schedule 1 with effect from Completion together with all rights and benefits attaching or accruing to them at or after Completion. Title to, beneficial ownership of and any risk attaching to the Shares shall pass to the Buyer on Completion.

2.2	The Sellers covenant that the Shares and the Option Shares together constitute the whole of the allotted and issued share capital of the Company.
2.3	Each Seller severally covenants (in respect of himself and his Shares only) that:
2.3.1	the Shares shown opposite his name in column (3) of Part A of Schedule 1 are fully paid (or credited as fully paid);
2.3.2	he has full power and authority and the right to transfer the legal and beneficial title to the Shares shown opposite his name in column (3) of Part A of Schedule 1 on the terms of this agreement; and
2.3.3

on Completion the Shares shown opposite his name in column (3) of Part A of Schedule 1 will be free from any Encumbrance (whether or not known about by any Seller or the Buyer), save from any Encumbrance arising under the articles of association of the Company or this agreement.

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2.4

Each Seller waives and agrees to procure the waiver by any third party of any pre-emption or similar right which may exist in relation to the sale and purchase of the Shares being sold by him pursuant to this agreement whether under the articles of association of the Company or otherwise.

2.5

Each Seller further waives any pre-emption or similar right which may exist in relation to the sale and purchase of the Option Shares being sold by the Option Holders pursuant to the Option Holder Sale Agreements whether under the articles of association of the Company or otherwise.

2.6	Neither the Sellers nor the Buyer shall be required to complete the purchase of any of the Shares and the Option Shares unless all of the Shares and the Option Shares are transferred at the same time.
3.	Purchase price
3.1

The aggregate consideration to be paid by the Buyer to the Sellers (the Purchase Price) for the Shares will be the aggregate sum of the Initial Consideration, the aggregate amount of each Seller's Due Proportion of the Earn-out Payment and the aggregate amount of each Seller's Due Proportion of the Deferred Consideration (less the aggregate amount of each Seller's Due Proportion of the Net Asset Shortfall amount (if any)).

3.2	The Initial Consideration shall be satisfied by:
3.2.1

the payment of the Initial Cash Payment in cash at Completion (in accordance with clause 3.3), to be apportioned between the Sellers in the amounts as set out opposite their respective names in names in column (4) of part A of Schedule 1; and

3.2.2

the allotment and issue by Staffing 360 to the Sellers at Completion of the Buyer Shares, credited as fully paid up, such Buyer Shares to be apportioned between the Sellers as set out opposite their respective names in names in column (5) of part A of Schedule 1.

3.3	The Initial Cash Payment in the sum of £11,928,685, will be paid or satisfied in full on Completion by the Buyer in accordance with clause 8.3 as follows:
3.3.1	paying the sum of £10,078,296.17 by telegraphic transfer of immediately available funds to the Sellers' Solicitors' Bank Account; and
3.3.2

paying to CBS Butler on behalf of each of the Sellers listed below (the Debtor Sellers), the sum as set out below opposite the name of each such Debtor Seller, in full and final settlement of the Outstanding Debt owed by each such Debtor Seller to CBS Butler (including any directors’ loans owed). Such sums to be deducted from the amounts payable to each such Debtor Seller as set out opposite his name in column (4) of Part A of Schedule 1. Such payments to be made by telegraphic transfer of immediately available funds to the Company's Bank Account:

David Leyshon: £1,656,900.17;

Alison Leyshon: £4,952.34;

David Kennedy: £112,545.70;

Simon Bartington: £1,744.74; and

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John Docherty:  £74,245.88.

3.4

Staffing 360 agrees to issue and allot the Buyer Shares to the Sellers in accordance with this agreement. The Buyer Shares shall rank equally with the existing common stock of par value of US$0.00001 each in the capital of Staffing 360, including the right to receive in full all dividends and other distributions declared, made or paid after the date of their allotment (other than any dividend or distribution declared, made or paid by reference to a record date prior to Completion). The provisions of Schedule 9 shall apply in relation to the Buyer Shares.

3.5

The Completion Accounts shall be prepared, and the Actual Net Assets agreed or determined, pursuant to the provisions of clause 5 and Schedule 8. On or before the date falling five Business Days after the date on which the Net Asset Shortfall amount becomes final and binding in accordance with clause 5 and Schedule 8, each Seller will pay to the Buyer a sum equal to such Seller's Due Proportion of the amount (if any) of the Net Asset Shortfall (calculated in accordance with clause 5.9).  Any payment made by the Sellers to the Buyer under this clause 3.5 will be made by telegraphic transfer of immediately available funds to the Buyer's Bank Account. To the extent that any Seller has not paid to the Buyer a sum equal to such Seller's Due Proportion of the amount of the Net Asset Shortfall by the date that is 12 months from Completion, the Buyer may deduct from and set-off any such outstanding amount against, first, such Seller's Due Proportion of the Deferred Consideration payable by the Buyer in accordance with clause 3.6 and, second (in respect of any balance), such Seller's Due Proportion of the Earn-out Payment payable by the Buyer to such Seller in accordance with clause 3.7 and Schedule 10.

3.6

The Deferred Consideration shall be paid on the date that is 12 months from Completion (or if such date is not a Business Day – on the first Business Day immediately following such date). The Deferred Consideration amount will be apportioned between the Sellers in accordance with their respective Due Proportions (as set out opposite their names in column 6 of the table in Part A of Schedule 1), so that each Seller shall be paid a sum equal to his Due Proportion of the Deferred Consideration. Any payment made to the Sellers under this clause 3.6 will be made by telegraphic transfer of immediately available funds to the Sellers' Solicitors' Bank Account.

3.7

The Earn-out Payment will be determined and will be paid or satisfied to each Seller in accordance with Schedule 10. The Earn-out Payment shall be apportioned between the Sellers in accordance with their respective Due Proportions (as set out opposite their names in column 6 of the table in Part A of Schedule 1), so that each Seller shall be paid a sum equal to his Due Proportion of the Earn-out Payment. Any payment made to the Sellers under this clause 3.7 will be made by telegraphic transfer of immediately available funds to the Sellers' Solicitors' Bank Account in accordance with Schedule 10.

3.8

The value of each Buyer Share shall be a sum equal to the average of the closing price for an existing share of common stock of par value of US$0.00001 each in the capital of Staffing 360 on NASDAQ for each of the last 60 dealing days ending on the Business Day before Completion.

3.9	Any amount payable by any party under this agreement and not paid on the due date for payment shall bear interest which shall accrue:
3.9.1	from day to day (before and after judgement) at the Prescribed Rate; and
3.9.2	from the due date for payment up to and including the day of actual payment.

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3.10

Unless the parties otherwise agree in writing or otherwise provided for in this agreement, any sum due under this agreement shall be paid by telegraphic transfer of funds to the receiving party's solicitors. The receipt of the receiving party's solicitors will give a full discharge to the paying party who shall not be obliged to see to the application of the monies.

3.11

Unless otherwise agreed by the Buyer (such agreement not to be unreasonably withheld or delayed) and, except as expressly provided otherwise in this agreement, any payment of the Purchase Price will be apportioned between the Sellers in the amounts specified alongside their respective names in part A of Schedule 1.

4.	PARENT COMPANY GUARANTEE
4.1	Staffing 360 guarantees:
4.1.1

the due performance of all the obligations and liabilities of the Buyer under or otherwise arising out of or in connection with this agreement and/or any other agreement in the Agreed Form (as any of such obligations and liabilities may from time to time be varied, novated, extended, increased or replaced) and undertakes to keep the Sellers fully indemnified on demand against all liabilities, losses, proceedings, claims, damages, costs and expenses (including reasonable legal costs and expenses) of whatever nature which the Sellers may suffer or incur as a result of any failure or delay by the Buyer in the due performance of any such obligations and liabilities; and

4.1.2

undertakes to pay within 15 Business Days of demand by the Sellers, all or any part of the Purchase Price which the Buyer is due and liable to pay under this agreement, if the Buyer fails to pay all or such part of the Purchase Price when due and liable to pay it in accordance with this agreement, in the manner prescribed in this agreement as if it were the Buyer.

4.2

If any obligation or liability of the Buyer expressed to be the subject of the guarantee contained in this clause 4 (the Guarantee) is not, or ceases to be, valid or enforceable against the Buyer (in whole or in part) on any ground whatsoever including, without limitation:

4.2.1	any defect in or want of powers of the Buyer or the irregular exercise of any such powers;
4.2.2	any lack of authority on the part of any person purporting to act on behalf of the Buyer;
4.2.3	any legal or other limitation, disability or incapacity of the Buyer;
4.2.4	any change in the constitution of the Buyer;
4.2.5	any amalgamation or reconstruction of the Buyer; or
4.2.6	the, liquidation, administration or insolvency of, the Buyer (or the Buyer suffering or being subject to any other Insolvency Proceedings),

Staffing 360 shall nevertheless be liable to the Sellers, in respect of that purported obligation or liability as if that obligation or liability were fully valid and enforceable and Staffing 360 was the principal obligor in respect of that obligation or liability.

4.3	The liability of Staffing 360 under the Guarantee shall not be discharged or affected by:

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4.3.1	the Sellers compounding or entering into any compromise, settlement or arrangement with the Buyer, any co-guarantor or any other person;
4.3.2

any amendment (however fundamental), extension, increase, renewal, determination, release or replacement of this agreement or any other agreement in the Agreed Form, whether or not made with the consent or knowledge of Staffing 360;

4.3.3

the grant of any time, indulgence, waiver, consent, concession, relief, discharge or release to the Buyer, any co-guarantor or any other person or realising, taking, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies against the Buyer, any co-guarantor or any other person;

4.3.4	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of the security;
4.3.5	any legal limitation, disability or other circumstance relating to the Buyer or any unenforceability or invalidity of any obligation of the Buyer under this agreement;
4.3.6	any unenforceability, illegality or invalidity of any obligation of any person under this agreement or any other document; or
4.3.7	any other matter or thing which, but for this provision, might exonerate or affect the liability Staffing 360.
4.4	The Sellers shall not be obliged to take any steps to proceed against or to enforce any right, security or remedy against the Buyer or any other person before enforcing the Guarantee.
4.5

The Guarantee is in addition to any other right, security or remedy available to the Sellers from time to time and is a continuing security notwithstanding any liquidation, administration, insolvency (or any similar terms or processes in any jurisdiction) or other incapacity of the Buyer or Staffing 360 or any other person or any change in the ownership of any of them.

4.6	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Guarantee:
4.6.1

in the event of the liquidation or insolvency or the administration of the Buyer, Staffing 360 waives all of its rights of subrogation, reimbursement and indemnity against the Buyer and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from the Buyer or any co-guarantor in respect of any such rights and not to prove in competition with the Sellers in the liquidation or insolvency or the administration of the Buyer or any such co-guarantor; and

4.6.2

in the event of the liquidation or insolvency or the administration of the Buyer, Staffing 360 agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to Staffing 360 by the Buyer, any co-guarantor or any other person liable to the Sellers in respect of the obligations guaranteed by this clause 4 if and so long as the Buyer is in default under this agreement.

4.7

If the Guarantee is discharged or released in consequence of any performance by the Buyer of the guaranteed obligations which is set aside for any reason, the Guarantee shall be automatically reinstated in respect of the relevant obligations.

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4.8	The Guarantee contained in clause 4.1 will remain in full force and effect until all the amounts and obligations referred to in clause 4.1 have been irrevocably paid and discharged in full.
5.	Completion Accounts
5.1

The Completion Accounts shall consist of a consolidated statement of financial position of the Target Group as at the close of business on 31 August 2017 and a consolidated statement of comprehensive income of the Target Group in respect of the Completion Period, together with a net assets statement setting out the amount of the Actual Net Assets (as at the close of business on 31 August 2017) as derived from the Completion Accounts. The Completion Accounts must be prepared in accordance with Part A and Part B of Schedule 8, a pro forma for which is included in Part C of Schedule 8.

5.2

As soon as possible after Completion and in any event on or before the date falling 30 Business Days after Completion (the Completion Accounts Deadline), the Sellers shall prepare the draft Completion Accounts and deliver them to the Buyer for review. The Buyer shall give (and shall procure each Target Group Company shall give) such assistance and access to information as the Sellers (or their advisers) may reasonably require in connection with the preparation of the draft Completion Accounts during such period.

5.3

The Buyer may on or before the date falling 20 Business Days after submission to the Buyer of the draft Completion Accounts (the Response Deadline), notify the Sellers' Representative (on behalf of all the Sellers) in writing (the Response Notice) that the Buyer does not agree with the draft Completion Accounts (and/or the net assets statement setting out the amount of the Actual Net Assets as at the close of business on 31 August 2017), setting out in reasonable detail the items in dispute and the adjustments (with a suitable explanation) which, in the opinion of the Buyer is required to be made, and the amount of the Actual Net Assets calculated by the Buyer after giving effect to the items detailed in the Response Notice (the Response ANA Amount). The items not identified in the Response Notice as being in dispute will be deemed to be agreed.  If no Response Notice is received by the Sellers’ Representative on or before the Response Deadline, the Buyer will be deemed to have accepted the draft Completion Accounts as being in accordance with this agreement, and the draft Completion Accounts and the amount of the Actual Net Assets stated in them will be final and binding on the parties.

5.4

If a Response Notice is received by the Sellers' Representative on or before the Response Deadline, the Sellers' Representative and the Buyer will have until the date falling 20 Business Days after the date on which the Response Notice is received (the Resolution Date) to agree to accept the Response ANA Amount or in the alternative agree the items in dispute and therefore the Completion Accounts and the amount of the Actual Net Assets. The accepted Response ANA Amount, or the amount of the Actual Net Assets so agreed, will (in the absence of fraud or manifest error) be final and binding on the parties.

5.5

If a Response Notice is received by the Sellers’ Representative on or before the Response Deadline and the draft Completion Accounts and/or the amount of the Actual Net Assets does not become final and binding under clause 5.4 by the Resolution Date then the matters outstanding or in dispute must be referred to the Expert for final decision in accordance with clause 6 of this agreement.  The Expert will decide:

5.5.1	the matters outstanding or in dispute and therefore what revisions (if any) are required to be made to the draft Completion Accounts in order for them to comply with this clause 5 and Schedule 8; and
5.5.2	the amount of the Actual Net Assets and the amount of the Net Asset Shortfall.

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5.6

Each party must procure (so far as such party is able) that the Sellers' Representative and the Buyer and their respective Accountants are given any documents and information as are reasonably required by the other (but not including advice on the Completion Accounts given to a party by its own Accountants) for the purpose of preparing or reviewing the Completion Accounts and access on reasonable notice and during normal working hours to relevant personnel, records and information in the control of the relevant party.

5.7	The Sellers and the Buyer will each pay the costs of their own Accountants.
5.8

No claim which the Buyer or any Target Group Company may have against the Sellers in respect of any breach of any of the Warranties or any other provision of this agreement will be affected, waived or limited by the determination of the Actual Net Assets under this agreement except to the extent provided in Schedule 4 (Sellers’ Limits) or the Tax Schedule.

5.9	The Net Asset Shortfall amount shall be calculated as follows:
5.9.1

if the amount of the Actual Net Assets (as agreed or determined in accordance with this clause 5 and Schedule 8) is an amount which is equal to, or in excess of, the Target Net Asset Amount, then the amount of the Net Asset Shortfall shall be zero, and no payment shall be made to the Buyer pursuant to clause 3.5; or

5.9.2

if the amount of the Actual Net Assets (as agreed or determined in accordance with this clause 5 and Schedule 8) is an amount which is less than the Target Net Asset Amount, then the amount of the Net Asset Shortfall shall be the amount by which the amount of the Actual Net Assets (as agreed or determined in accordance with this clause 5 and Schedule 8) is less than the Target Net Asset Amount.

6.	REFERENCES TO EXPERT
6.1

Any matter, item or dispute which, under the terms of this agreement, is to be determined under this clause 6 will be determined by an independent firm of chartered accountants appointed under this clause (the Expert).

6.2

The Sellers' Representative and the Buyer will use reasonable endeavours to agree the identity of the Expert and terms of engagement complying with this agreement with that firm by no later than the date falling 10 Business Days after either of the Buyer or the Sellers' Representative first requests the other to approve a named firm for the purpose and provides draft terms of engagement of that firm.  If terms of engagement for that firm have not been signed by the Sellers' Representative and the Buyer by that date, either the Buyer or the Sellers' Representative may apply to have the Expert chosen by the President for the time being of the Institute of Chartered Accountants in England and Wales (the President). The Sellers' Representative and the Buyer will cooperate in good faith to agree terms of engagement complying with this agreement with the firm chosen (Terms) by no later than 15 Business Days after the date on which the terms of engagement of the firm chosen by the President are received by both of them.  Neither will unreasonably withhold consent to the terms of engagement of the firm chosen. If the Buyer and the Sellers' Representative fail to agree on the Terms of the Expert's engagement then the Expert shall be engaged on such terms as may be specified by the President on the application at any time of either party.

6.3	The Expert will act on the following basis:
6.3.1

as an expert and not as an arbitrator and his written determination will be final and binding on the parties (save in the event of fraud or manifest error, in which case the error must be rectified as soon as practical);

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6.3.2

the Expert will only be required to decide the matters, items or disputes which this agreement provides should be decided by the Expert under this clause 6 and not any additional or separate issues subsequently raised by the parties (unless otherwise agreed in writing by the Buyer and the Sellers' Representative);

6.3.3

the Expert will provide his decision and any calculation, statement or accounts to be provided by the Expert in writing to the parties on or before the date falling 20 Business Days after the date of the Expert's engagement;

6.3.4	the Sellers' Representative and the Buyer may make representations to the Expert in writing (and each will deliver a copy of their representations to the other party at the same time); and
6.3.5	except as set out in this clause 6, the Expert may decide on the procedure to be followed in reaching his decision.
6.4

The parties will each use all reasonable endeavours to co-operate with the Expert to enable the decision to be reached in the time provided in this agreement.  They will give, and so far as they are able to do so will procure that each Target Group Company will give, the Expert all facilities, information and access to their respective premises and personnel, papers, books, accounts and records as the Expert may reasonably require for the purposes of the Expert's decision.  If any party does not comply with any request within any time specified by the Expert, the Expert may make any assumption for the purposes of giving a decision under this agreement, including any decision to costs, as the Expert may decide.

6.5

The costs of the Expert (including the costs and fees of any advisers appointed by the Expert) will be shared equally by the Buyer on the one hand and the Sellers on the other, unless the Expert decides otherwise.

7.	WARRANTIES
7.1	Except as Disclosed, the Sellers warrant to the Buyer as at Completion as set out in Schedule 3 (Warranties) and Part C of the Tax Schedule.
7.2

Unless the context otherwise expressly requires, any reference in Schedule 3 (Warranties) or Part C of the Tax Schedule to the Company means the Company and the Subsidiary separately so that the Warranties are given in respect of each such company separately.

7.3

Where any Warranty or reference made in the Disclosure Letter or any reply to enquiries raised by the Buyer's Solicitors is qualified by the expression "to the best of the knowledge, information and belief of the Sellers" or "so far as the Sellers are aware" or similar expression, such expression shall be deemed to mean only the actual personal knowledge of the Sellers, and for these purposes the Sellers shall, in addition to their actual personal knowledge, be deemed to have such knowledge that the Sellers would have obtained had the Sellers immediately prior to the date of this agreement made due and careful enquiry (which are reasonable in the context of the sale of the Shares) in to the subject matter of that Warranty of each other and of each of the Option Holders, but the Sellers shall not be deemed or required to have made enquiry of any other person and will not be liable for a breach of Warranty if a fact or circumstance that would otherwise constitute a breach of Warranty was known to any other person.

7.4	Except as Disclosed and except as set out in clause 7.5, Schedule 4 (Sellers’ Limits) or the Tax Schedule, nothing of which the Buyer may have knowledge at the date of this agreement

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(including constructive, implied or imputed knowledge) will prejudice any claim which the Buyer may bring or reduce any amount recoverable by the Buyer under the Warranties.
7.5

The Buyer may not bring a claim for breach of the Warranties, and the Sellers shall have no liability to the Buyer, to the extent that the Buyer is, at the date of this agreement, actually aware of any fact, matter, event or circumstance which will or may entitle the Buyer to bring a claim for breach of Warranty after Completion. For the purposes of this clause, the knowledge of the Buyer will be deemed to be the actual knowledge of Brendan Flood, Chris Lutzo, David Faiman, Ryan Jackson and Matt Briand.

7.6	No right of the Buyer in respect of the Warranties will be waived by Completion.
7.7

The Sellers waive any claim the Sellers may have against any Target Group Company or any of their officers, agents or employees (other than a Seller) in relation to the completeness or accuracy of any information supplied (or failure to supply information) prior to Completion to the Sellers, Buyer or their respective advisers in connection with this agreement or any document executed or delivered under it.

7.8

The Buyer acknowledges that, save in the case of fraud, fraudulent misrepresentation or deliberate non-disclosure or deliberate concealment, no breach of any provision of this agreement shall entitle the Buyer or Staffing 360 to rescind this agreement or treat it as having been terminated and, save as aforesaid and to the fullest extent permitted by law, the Buyer and Staffing 360 waive all such rights of rescission and termination in respect of this agreement howsoever arising.

7.9	Each Warranty is separate and, unless specifically otherwise provided, is not limited or affected by any other Warranty.
7.10

The provisions of this clause 7, Schedule 4 (Sellers’ Limits) and paragraph 3 (Limitations) of Part B of the Tax Schedule will limit the liability of the Sellers as provided in this clause and/or those Schedules.

7.11

The limitations of liability in this agreement (including this clause 7, Schedule 4 (Sellers’ Limits) and the Tax Schedule) or in any other Agreed Form document shall not exclude or limit any liability for or remedy in respect of fraud, fraudulent misrepresentation or deliberate non-disclosure or deliberate concealment on the part of any Seller.

7.12

Any payment made by the Sellers under this clause 7 or clause 5 (Completion Accounts) or clause 14 (Specific Payment Covenants) or the Tax Schedule shall be deemed to be a reduction in the Purchase Price.

7.13

The Buyer and  Staffing 360 warrant to the Buyer as at Completion as set out in Part A of Schedule 11 (Buyer & Staffing 360 Warranties) in each case, subject to the provisions of Part B of Schedule 11 which shall limit the liability of the Buyer and Staffing 360 as provided in that Schedule. Each warranty set out in Part A of Schedule 11 (Buyer & Staffing 360 Warranties) is separate and, unless specifically otherwise provided, is not limited or affected by any other warranty in Part A of Schedule 11. No right of the Sellers in respect of the warranties set out in Part A of Schedule 11 will be waived by Completion.

8.	COMPLETION
8.1	Completion will take place at the offices of the Buyer's Solicitors (or such other place as the parties may agree) immediately after execution of this agreement.

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8.2

On Completion, the Sellers will deliver to the Buyer's Solicitors the documents and evidence listed in Part A of Schedule 5 and procure that decisions of the board of each Target Group Company are passed dealing with the matters set out in Part B of Schedule 5.

8.3	Conditional upon performance by the Sellers of their obligations under clause 8.2, on Completion the Buyer will (and Staffing 360 will procure that the Buyer will):
8.3.1	deliver to the Sellers' Solicitors the documents and evidence listed in Part D of Schedule 5;
8.3.2	pay the Initial Cash Payment as follows:
(a)	pay the sum of £10,078,296.17 by telegraphic transfer to the Sellers' Solicitors' Bank Account; and
(b)

pay to CBS Butler on behalf of each of the Debtor Sellers listed below, the sum as set out below opposite the name of each such Debtor Seller, in full and final settlement of the Outstanding Debt owed by each such Debtor Seller to CBS Butler (including any outstanding director's loans) as at Completion:

(i)	David Leyshon: £1,656,900.17;
(ii)	Alison Leyshon: £4,952.34;
(iii)	David Kennedy: £112,545.70;
(iv)	Simon Bartington: £1,744.74; and
(v)	John Docherty: £74,245.88;
8.3.3

within one Business Day of Completion, pay each of the Option Holders the cash element of the consideration for the sale of their Option Shares to the Buyer in accordance with the Option Holder Sale Agreements; and

8.3.4

pay or procure the relevant Target Group Company pays the Cash Bonuses (net of all taxes) to the persons entitled to such bonuses in the amounts as set out opposite their respective names in Part C of Schedule 1 (and separately accounting for any amount in respect of all PAYE and all employee and employer National Insurance Contributions due in relation to such Cash Bonuses in respect of each such person).

8.4	Conditional upon performance by the Sellers of their obligations under clause 8.2, on Completion Staffing 360 will:
8.4.1	deliver to the Sellers' Solicitors the documents and evidence listed in Part E of Schedule 5;
8.4.2	allot and issue to each Seller the number of Buyer Shares set out opposite their respective names in column 5 of Part A of Schedule 1;
8.4.3

allot and issue such number of the common stock of par value US$0.00001 each in the capital of Staffing 360 to be issued and allotted to each of the Option Holders for the sale of their Option Shares to the Buyer in accordance with the Option Holder Sale Agreements; and

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8.4.4	deliver to each Seller within 21 days of Completion a properly executed stock certificate for the Buyer Shares issued to that Seller.
8.5	On completion Crescent Trustees Limited and David Leyshon and CBS Butler shall complete the Deed of Variation.
8.6

As soon as reasonably practicable after and in any event within one day of Completion, Crescent Trustees Limited and Crescent Trustees Limited as trustee of the PY SIPP (Account Number P303613) will complete the transfer of Assigned Property, CBS Butler and Bulletpoint Limited will complete the Deed of Assignment of the Assigned Property, and David Leyshon will procure that Crescent Trustees Limited complete the Licence to Assign. The Buyer will procure that CBS Butler complete the Licence to Assign and the Deed of Assignment of the Assigned Property.

8.7

As soon as reasonably practicable following completion of the Deed of Assignment as contemplated by clause 8.6, David Leyshon shall submit an application to the Land Registry to update the leasehold title of the Assigned Property and shall deal with all requisitions raised and following closure shall provide the Buyer with a copy of the correspondence received from the Land Registry confirming closure of the title.

8.8

Unless otherwise agreed between the parties, if all the events referred to in clauses 8.2, 8.3 (other than clauses 8.3.3 and 8.3.4) and 8.4 (other than 8.4.4) do not take place within 6 hours after the execution of this agreement, then this agreement will be of no effect and no party will have any claim against or liability to any other under this agreement except that this clause 8.8 and clauses 1, 10.1, 10.3, 10.4, 10.5, 16, 17, 26, 27 and 28 inclusive will continue to have effect.

8.9

In the event the Deed of Assignment is not completed by the parties thereto on the date of Completion, it is agreed that Bulletpoint Limited shall be responsible for all rents and outgoings payable under the Assigned Lease in respect of the period from and including the date of Completion until completion of the Deed of Assignment, and it is further agreed that CBS Butler will be released from all obligations, liabilities, actions, proceedings, costs, claims, outgoings, demands or expenses arising out of the Assigned Lease or relating to the Assigned Property relating to or in respect of the period following Completion.

8.10	Within one month following Completion, David Kennedy and David Leyshon will procure that CBS Butler Qatar LLC changes its name to such other name that does not include the words “CBS” and/or “Butler”.
9.	Right of set-off
9.1	Unless the context otherwise requires, the following definitions shall apply in respect of this clause 9:

Counsel means a counsel appointed under clause 9.4;

Determined Claim means any claim by the Buyer or any Target Group Company against the Sellers under this agreement (including, without limitation, any amount payable by the Buyer under clause 3.5):

(a)	which is agreed in writing between the Buyer and the Sellers’ Representative;
(b)	in respect of which final judgment has been obtained from a court of competent jurisdiction, which judgment is not (or no longer) appealable;

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(c)	it is subject to an award of an arbitration tribunal, which is not (or no longer) appealable; or
(d)

in respect of which the Buyer files a notice of acceptance of an offer made by the Sellers under Part 36 of the Civil Procedure Rules 1998 or a notice of acceptance of an offer made by the Buyer under Part 36 of the Civil Procedure Rules 1998 is filed by the Sellers;

Estimated Amount means the amount estimated by Counsel under clause 9.5.3 (or agreed in writing by the Buyer and the Sellers’ Representative); and

Undetermined Claim means any claim by the Buyer or Target Group Company against the Sellers under this agreement (including, without limitation, any amount payable by the Buyer under clause 3.5) which has been notified to the Sellers under this agreement but which is not a Determined Claim.

9.2

The Buyer may deduct from and set-off against any amount payable by the Buyer to any of the Sellers under this agreement (including, without limitation, any amount payable by the Buyer under Schedule 10):

9.2.1	the amount of any Determined Claim; and
9.2.2	subject to clause 9.11, the Estimated Amount of any Undetermined Claim.

which, in either case, is subsisting and has not been settled in full by the Sellers at the time on which any payment is due from the Buyer to the Sellers.

9.3

Following notification of any claim by the Buyer or any Target Group Company against the Sellers under this agreement, either the Buyer or the Sellers’ Representative may require, by notice in writing to the other, that the matter is referred to Counsel for certification of the Estimated Amount of such claim.

9.4

The Counsel shall be a counsel of at least 10 years standing and experience in relevant commercial matters. The Buyer and the Sellers’ Representative shall use their reasonable endeavours to agree the identity of the Counsel and the terms of the Counsel's engagement in writing. If the Buyer and the Sellers’ Representative fail to agree the identity of the Counsel or the terms of Counsel's engagement within 10 Business Days of either serving details of a suggested Counsel on the other, then the Counsel shall be nominated by, and engaged on such terms as may be specified by, the Chairman for the time being of the Bar Council in England and Wales on the application at any time of either party.

9.5	The Counsel shall be instructed to:
9.5.1	prepare a written opinion and give notice of that opinion (including Counsel's reasons) to the parties within 20 Business Days of the Counsel's appointment;
9.5.2

give an opinion as to whether or not, on the basis of the information before Counsel, the Buyer or the relevant Target Group Company has a reasonable prospect of succeeding in relation to the relevant Undetermined Claim; and

9.5.3

where the Counsel's opinion states that the relevant Undetermined Claim is one where the Buyer or the relevant Target Group Company has a reasonable prospect of succeeding, give an opinion as to the amount which the Counsel estimates may reasonably be claimed by the Buyer or the relevant Target Group Company in respect of such Undetermined Claim (the Estimated Amount).

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9.6

The parties shall supply the Counsel with any information which the Counsel may reasonably request in connection with his determination (provided that a copy of any such information is also simultaneously delivered to the other party).

9.7

The Buyer and the Sellers’ Representative may make written submissions to the Counsel relating to the relevant Undetermined Claim provided that a copy of any such written submission is also simultaneously delivered to the other party.

9.8	The Counsel shall be deemed to act as an expert and not as an arbitrator. Other than in the case of fraud or manifest error, the Counsel’s decision shall be final and binding on the parties.
9.9

The Counsel's costs (and the costs, if any, of the Chairman for the time being of the Bar Council in England and Wales) shall be borne equally by the Buyer on the one hand and the Sellers on the other or in such proportions as the Counsel directs.

9.10

Where the Counsel's opinion states (or the Buyer and the Sellers’ Representative agree in writing) that the relevant Undetermined Claim is one where the Buyer or the relevant Target Group Company has a reasonable prospect of succeeding, the Buyer shall, on the date on which the relevant payment is due for payment to the Sellers under this agreement, withhold an amount equal to the applicable Estimated Amount (as determined by Counsel or agreed in writing by the Buyer and the Sellers’ Representative) from the amount payable to the Sellers in accordance with clause 9.2.2 (the Retained Amount).

9.11

If an amount is withheld in accordance with clause 9.10 in respect of an Undetermined Claim, the Buyer undertakes within five Business Days of the relevant Undetermined Claim becoming a Determined Claim (or the Buyer agreeing in writing to withdraw or discontinue the relevant Undetermined Claim), to pay to the Sellers’ Solicitors’ Bank Account the balance of the monies due to the Sellers, being a sum equal to the amount of the Retained Amount less the amount of such Determined Claim (or in the case of the Buyer withdrawing or discontinuing a claim – all of the Retained Amount)) (if any), plus interest on such amount at the Prescribed Rate (payable as from the Relevant Date to the actual date of payment).

9.12

In the event the Buyer gives notice to the Sellers of a bona fide claim prior to the Relevant Date (such notice to comply with the provisions of paragraphs 2.1 and 2.2 of Schedule 4 (Sellers’ Limits)), and Counsel has not determined pursuant to clause 9.5 whether the relevant Undetermined Claim is one where the Buyer or the relevant Target Group Company has a reasonable prospect of succeeding and/or Counsel’s estimate of the amount which may reasonably be claimed by the Buyer or the relevant Target Group Company in respect of such Undetermined Claim, then the Buyer may retain from the Earn-out Payment such amount as it considers (acting reasonably) may reasonably be claimed by the Buyer or the or the relevant Target Group Company in respect of such Undetermined Claim, and shall give written notice to the Sellers’ Representative setting out the amount so retained (Retention Notice) and, to the extent reasonably available, details of the relevant Undetermined Claim.  Following receipt of a Retention Notice, the Sellers’ Representative and the Buyer:

9.12.1

shall use all reasonable endeavours to either agree whether the relevant Undetermined Claim is one where the Buyer or the relevant Target Group Company has a reasonable prospect of succeeding and/or agree the Estimated Amount of such Undetermined Claim;

9.12.2

if they fail to do so within 10 Business Days of receipt by the Sellers’ Representative of the Retention Notice, they shall refer the matter to determination by Counsel in accordance with clauses 9.3 to 9.9 (inclusive).

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9.13

If Counsel determines (or the Buyer and the Sellers’ Representative agree in writing) that the Buyer or the relevant Target Group Company has a reasonable prospect of succeeding in relation to the relevant Undetermined Claim and provides his opinion as to the amount which he estimates may reasonably be claimed by the Buyer or the relevant Target Group Company in respect of such Undetermined Claim (or the Buyer and the Sellers’ Representative agree in writing such estimated amount), then such Estimated Amount (as determined by Counsel or agreed in writing by the Buyer and the Sellers’ Representative) shall be retained by the Buyer and the balance (if any) shall be paid to the Sellers in accordance with clause 9.11. If the amount so estimated by Counsel (or agreed in writing by the Buyer and the Sellers’ Representative) is less than the amount retained by the Buyer (as set out in the Retention Notice), the Buyer shall immediately pay such excess amount to the Sellers’ Solicitors’ Bank Account (together with interest on such amount at the Prescribed Rate (payable as from the Relevant Date to the actual date of payment)).

9.14

Save as set out in this clause 9, all payments due from the Buyer to the Sellers under this agreement shall be paid in full on the relevant due date and without any set-off, counterclaim or other deduction.

10.	Announcements and CONFIDENTIALITY
10.1

Save for the Joint Announcement, no party will make any announcement relating to the existence, terms or subject matter of this agreement without prior written approval, in the case of the Sellers, by the Buyer or, in the case of the Buyer and Staffing 360, by the Sellers’ Representative.

10.2	The Sellers will not (and will procure that none of the Sellers' Associates will) disclose to any person or make use of any Confidential Information.
10.3

Each of the Sellers will keep confidential all information acquired by that Seller about the Buyer Group (as such group is constituted immediately before Completion) and will use the information only for the purposes contemplated by this agreement.

10.4

Each of the Buyer and Staffing 360 will keep confidential all information acquired by it about the Sellers (and will use the information only for the purposes contemplated by this agreement) and will procure that their respective Associates will not disclose any such information.

10.5	The obligations of confidence set out in clauses 10.1, 10.2, 10.3 and 10.4 do not apply to the extent that disclosure is:
10.5.1

required by law or regulation (including, without limitation, by the NASDAQ Stock Market Rules; the Securities and Exchange Commission; or any similar governmental authority in connection with any filings with the Securities and Exchange Commission or any similar governmental authority), to give effect to this agreement, where the information in question has become public otherwise than as a result of its wrongful disclosure to any person or, in the case of the Buyer, to disclosures to bona fide prospective assigns under clause 18.3. Each of the Sellers undertakes to supply the Buyer or any Target Group Company with any information about that Seller or the Target Group as the Buyer or any Target Group Company may reasonably require for the purposes of complying with any legal or regulatory requirement;

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10.5.2

to a director, officer, employee or advisor of any Seller, the Buyer, any member of the Buyer’s Group or a Target Group Company whose function requires him to have the Confidential Information or other information;

10.5.3	in connection with an application for a tax return, tax filing or tax clearance, grant or other concession;
10.5.4	required to enforce any rights under, defend a claim under or otherwise afford the benefit of this agreement or any other document in Agreed Form (including in connection with any court proceedings);
10.5.5

in connection with a Seller carrying out or complying with or performing his rights, duties or obligations as a director, officer, consultant or employee of a Target Group Company or any member of the Buyer's Group (including pursuant to the Transitional Services Agreement); or

10.5.6	to an adviser for the purpose of advising the Sellers and/or the Buyer in relation to this agreement or in relation to any document in the Agreed Form.
11.	RESTRICTIve covenants
11.1	In this clause 11:

Capacity means as agent, consultant, director, employee, owner, shareholder or in any other capacity;

Covenantor means each of the Sellers (and so that any reference to Covenantor in this clause 11 in relation to any particular Seller means that particular Seller);

Customer means any Person who or which at any time during the Relevant Period, to the Covenantor's knowledge, (i) was provided with goods or services by any Target Group Company; or (ii) was in the habit of dealing with any Target Group Company as a client or customer;

Investment means any holding as a bona fide investment of not more than five per cent of the total issued share capital in any company, whether or not its shares are listed or dealt in on any recognised investment exchange, as defined in section 285 of the Financial Services and Markets Act 2000;

Key Employee means any person (other than David Kennedy and David Leyshon) who immediately before Completion was employed or engaged by any Target Group Company at managerial level or above, or any other person (other than David Kennedy and David Leyshon) employed by any Target Group Company who had knowledge of Confidential Information or who could materially damage the interests of any Target Group Company if they were involved in any Capacity in any business which competes with any Restricted Business, and with whom the Covenantor had personal dealings during the Relevant Period;

Person means any person, firm, company or entity;

Prospective Customer means any Person to whom or which, during the period of six months before Completion, to the Covenantor's knowledge, any Target Group Company had submitted a tender, made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of goods or services;

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Relevant Period means the period of 24 months ending on Completion;

Restricted Business means the business of providing recruitment services (including, without limitation, permanent and temporary contract recruitment services) in relation to the introduction and/or supply of engineering and ICT professionals primarily but not solely within the following industry sectors: namely aviation, process controls, defence and security, built environment, medical and life sciences, as carried out (in each case) by any Target Group Company as at Completion; and

Supplier means any Person who or which, to the Covenantor's knowledge was at any time during the Relevant Period a supplier of services or goods (other than utilities and goods or services supplied for administrative purposes) to any Target Group Company.

11.2

Subject to clause 11.6, each Covenantor severally covenants (in respect of himself only) with the Buyer that the Covenantor will not (i) in the case of David Leyshon, Alison Leyshon and David Kennedy, for the period of 36 months following Completion and (ii) in the case of John Docherty and Simon Bartington for the period of 24 months following Completion in any Capacity:

11.2.1	be engaged, concerned or involved with, or interested in, any business which is (or intends to be) in competition with any Restricted Business;
11.2.2

solicit or endeavour to entice away from any Target Group Company the business or custom of a Customer or Prospective Customer in the course of any business which is in competition with any Restricted Business;

11.2.3

be involved with the provision of goods or services to, or otherwise have any business dealings with, any Customer or Prospective Customer in the course of any business which is in competition with any Restricted Business;

11.2.4

be involved with the receipt of goods or services from any Supplier where that receipt would adversely affect the ability or willingness of the Supplier to meet the requirements of any Target Group Company;

11.2.5	offer to employ or engage or otherwise endeavour to entice away from any Target Group Company any Key Employee (whether or not that person would breach their contract of employment or engagement);
11.2.6

employ or engage or facilitate the employment or engagement of any Key Employee (whether or not that person would breach their contract of employment or engagement) in any business which is in competition with any Restricted Business;

11.2.7

at any time after Completion indicate a connection or continuing interest in the business of any Target Group Company which may be misleading or use any registered names or trading names associated with any Target Group Company as at Completion;

11.2.8	at any time after Completion, use:
(a)	the words "CBS Butler", "CBSbutler" or "CBSB"; or
(b)	any trade or service mark, business or domain name, design, logo or get-up which, at Completion, was or had been used by any Target Group Company; or

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(c)	anything which is capable of confusion with such words, mark, name, design, logo or get-up.
11.3

The covenants in clause 11.2 are intended for the benefit of the Buyer and each Target Group Company and apply to actions carried out by a Covenantor in any Capacity and whether directly or indirectly, on a Covenantor's own behalf, on behalf of any other person or jointly with any other person.

11.4	No restriction in clause 11.2 will prevent a Covenantor from:
11.4.1	holding an Investment;
11.4.2	being engaged or concerned in any business carried on in geographical areas where that business is not in competition with any Restricted Business as carried on at Completion; or
11.4.3	being a shareholder of the Buyer or Staffing 360 or an employee of or consultant of or otherwise engaged by a Target Group Company or any member of the Buyer's Group;
11.4.4	carrying out his duties as a director or employee of, or a consultant to, or service provider to any member of the Buyer’s Group; or
11.4.5	complying with any obligations or enforcing any rights pursuant to this agreement or any Agreed Form document.
11.5

The restrictions in clause 11.2 are separate from any service agreement, contract of employment or other agreement or arrangement between a Target Group Company and any Covenantor and termination of any of those agreements or arrangements will not affect the enforceability of the restrictions in clause 11.2.

11.6

Subject always to the provisions of clause 9 (Set Off), all the obligations, covenants, restrictions and undertakings of a Seller under this clause 11, shall lapse and cease to have any further effect in the event that the Buyer fails to pay to such Seller his Due Proportion of the Earn-out Payment in full within the period of three calendar months following the date referred to in paragraph 3 of PART A of Schedule 10 (Earn-Out) (the Relevant Date), and such Seller shall be released and exonerated from all such obligations, covenants, restrictions and undertakings as from the Relevant Date. Nothing in this clause 11.6 shall exonerate or release the Sellers from any antecedent breach of this clause 11 occurring prior to the Relevant Date.

12.	RELEASE OF GUARANTEES AND INDEMNITIES
12.1

The Sellers will use all reasonable endeavours (which will include procuring a bank or other person to act as substitute guarantor or indemnifier) to secure the release of each Target Group Company with effect from Completion from any and all guarantees and indemnities which any Target Group Company has given (whether alone or jointly with others) in respect of any obligations of any of the Sellers or the Associates of any of the Sellers (other than, in each case, any guarantees and indemnities pursuant to the Lease and/or any agreement entered into in connection with the Lease).  Until that release, the Sellers will pay to the Buyer (for itself and as agent and trustee for each Target Group Company) on demand the amount of all reasonable costs and expenses which may arise under or in connection with that guarantee or indemnity or be incurred because of a requirement that the guarantee or

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indemnity be honoured or enforced (other than, in each case, any guarantees and indemnities pursuant to the Lease and/or any agreement entered into in connection with the Lease).
12.2

Each Seller irrevocably and unconditionally waives, releases and discharges (and, as the case may be, the Sellers undertake to procure such waivers, releases and discharges from each of its Associates for) each Target Group Company from any and all claims any Seller and each of his Associates has now, or may have at any time in the future, against any Target Group Company pursuant to the terms of the articles of association of any Target Group Company or any other agreement to which a Target Group Company is a party as at Completion (other than the Lease and/or any agreement entered into in connection with the Lease) and in respect of any indebtedness owing to any such Seller or any of his Associates by a Target Group Company (other than pursuant to the Lease and/or any agreement entered into in connection with the Lease).

12.3	Nothing contained in this clause 12 shall prevent, limit, discharge, restrict or prejudice in any way, or constitute a waiver, discharge or release of:
12.3.1

a Seller’s (or any of his Associate's) payments, rights and claims under this agreement or any Agreed Form document and/or any employment, consultancy or services agreement (including the Transitional Services Agreement) with a Target Group Company or any member of the Buyer's Group in force following Completion;

12.3.2	a Seller’s (or any of his Associate's) rights or ability to enforce his rights, to bring a claim or defend a claim under or in connection with any this agreement or any Agreed Form document;
12.3.3	any accrued remuneration and other employment related emoluments payable to a Seller and/or any Associate of a Seller in respect of the period prior to Completion;
12.3.4	a Seller’s (or any of his Associate’s) payments, rights and claims under the Lease, and/or any agreement entered into in connection with the Lease and/or the Deed of Variation; or
12.3.5	a Seller's (or any of his Associate's) payments, rights and claims under the Assigned Lease and/or any agreement entered into in connection with the Assigned Lease and/or the Deed of Assignment.
12.4	For the purposes of this clause 12 a Seller shall not be deemed to be an Associate of any other Seller, or of a Target Group Company or of any Option Holder.
13.	TAX COVENANT

The Tax Covenant will come into effect at Completion.

14.	SPECIFIC PAYMENT COVENANTS
14.1

The Sellers will on demand by the Buyer make payments to the Buyer equal to any and all Losses which the Buyer or any Target Group Company suffers or incurs and which in any case arises out of or in relation to:

14.1.1	the liquidation of CBS Butler Deutschland GmbH; and
14.1.2	the ongoing litigation claim in Italy against CBS Butler in connection with payments (in the aggregate amount of Euro 43,555) for services paid by Blue Panorama Airlines

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S.p.a in Amministrazaione Strordinaria to CBS Butler (further details of which are set out at tab 10.2 of the Data Room).
14.2

Losses for the purposes of this clause 14 means the amount of all liabilities, losses, proceedings, claims, damages, costs and expenses reasonably incurred (including legal costs and expenses reasonably incurred), fines and penalties (whether civil or criminal), charges and demands.

15.	Sellers' representative
15.1

Any notice, consent, agreement, direction or waiver required or permitted to be given or made by all or some of the Sellers under this agreement will be validly given or made on their behalf if given or made by the Sellers' Representative for the purposes of this agreement and will be binding on the relevant Sellers, as appropriate.

15.2

The Sellers authorise the Sellers' Representative to act in the way contemplated by this agreement and to take any decision as he may decide in his absolute discretion and, provided he acts in good faith, the Sellers' Representative will have and accepts no liability to any person other than the Buyer in connection with or as a result of anything which the Sellers' Representative does, refrains from doing or neglects or omits to do in connection with any matter relating to this agreement.

16.	notices and SERVICE of proceedings
16.1	Any notice or other communication given or made in connection with this agreement must be in writing, signed by or on behalf of the party giving it and in English.
16.2

That notice or communication must be served by delivering it personally or sending it by pre-paid recorded or special delivery post (or by pre-paid internationally recognised overnight courier with proof of delivery (such as FedEx) if being sent to or from a place outside the United Kingdom) or (in the case of notices or communications to the Buyer or Staffing 360 only) by email to the address and for the attention of the relevant party set out in clause 16.3.  Provided that it has been correctly addressed as set out in clause 16.3, the notice or communication will (in the absence of earlier receipt) be deemed to have been received:

16.2.1	if delivered personally, at the time of delivery;
16.2.2

in the case of pre-paid recorded or special delivery post, two Business Days after the date of posting or in the case of internationally recognised overnight courier with proof of delivery, five Business Days after the date of posting;

16.2.3	in the case of email, one hour after the notice was sent.

If receipt would under this clause be deemed to occur outside 9.30 a.m. to 5.30 p.m. (London time) on a Business Day (Working Hours) the notice or communication will instead be deemed to have been received at the start of the next period of Working Hours.

16.3

The addresses for service of the parties are as set out below (or any other as may be notified by at least five Business Days' notice in writing from time to time by the relevant party to the other parties in accordance with this clause 16):

16.3.1	Buyer:

For the attention of: Brendan Flood

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Address: 3a London Wall Buildings, London Wall, London EC2M 5SY; or

Email address: brendan.flood@staffing360solutions.com,

With a copy to: Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH, marked for the attention of Nick Davis and a copy to Chris Lutzo at chris.lutzo@staffing360solutions.com;

16.3.2	Sellers: at their respective addresses as set out in Schedule 1;

With a copy to: Gateley Plc, 1 Paternoster Square, London EC4M 7DX, marked for the attention of Steven Raize;

16.3.3	Sellers' Representative:

For the attention of: David Leyshon

Address: Little Lodge, Woodhouse Lane, Holmbury St Mary, Dorking RH5 6NN;

With a copy to: Gateley Plc, 1 Paternoster Square, London EC4M 7DX, marked for the attention of Steven Raize; and

16.3.4	Staffing 360:

For the attention of: Brendan Flood

Address; 3a London Wall Buildings, London Wall, London EC2M 5SY;

Email address: brendan.flood@staffing360solutions.com,

With a copy to: Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH, marked for the attention of Nick Davis and a copy to Chris Lutzo at chris.lutzo@staffing360solutions.com.

16.4

For the avoidance of doubt, notice given under this agreement will not be validly given if sent by electronic means or in electronic form (each as defined in section 1168 of the Companies Act), except that it may be validly given to the Buyer and Staffing 360 if sent by email. No notice under this agreement will be validly given to the Sellers and/or the Sellers Representative if given by email.

16.5

Each party irrevocably consents to service of any pre-action process (including any applications to the courts) and/or proceedings arising in relation to this agreement and any papers or documents in relation to those proceedings (Service Documents) on it in accordance with the provisions of this clause 16, without prejudice to the right of any party to serve Service Documents in any other manner permitted by law.

16.6

Service on the Sellers' Representative by the Buyer of any notice required or permitted to be given under this agreement or any Service Document will be deemed to be sufficient and proper service on all, or some (where some only are specified in the notice or Service Document), of the Sellers.

16.7

Staffing 360 irrevocably appoints Longbridge Recruitment 360 Limited, of 3a London Wall Buildings, London Wall, London EC2M 5SY UK as its agent to receive on its behalf any notice under this clause 16 and service of any proceedings (including all Service Documents) relating

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to this agreement and any agreement in the Agreed Form.  Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by Staffing 360) and shall be valid until such time as the Sellers have received prior written notice that the agent has ceased to act as agent.  If for any reason the agent ceases to be able to act as agent or no longer has an address in England and Wales, Staffing 360 shall forthwith appoint a substitute and deliver to the Sellers the new agent’s name and address within England and Wales.

17.	Costs

Except as otherwise expressly provided in this agreement, each party will pay its own costs and expenses incurred in relation to the negotiation, preparation and implementation of this agreement and the documents referred to in it.

18.	Assignment and Successors
18.1

This agreement is binding on and will enure for the benefit of the parties' personal representatives, estate and successors in title. References in this agreement to a party will, except where the context requires otherwise, include his successors in title, estate, personal representatives and permitted assignees.  For the avoidance of doubt, in the event of the death or bankruptcy of a Seller, the benefit of that Seller’s rights under this agreement or other Agreed Form document, shall pass to the person(s) becoming entitled to that Seller’s estate or property as a consequence of his death or bankruptcy.

18.2	Subject to clause 18.1 and 18.3, the parties may not assign, sub-contract, hold on trust or otherwise transfer all or any part of the benefit of this agreement.
18.3	Subject to clauses 18.5 to 18.7, the Buyer may at any time assign, sub-contract, hold on trust or otherwise transfer all or any part of its rights and benefits under this agreement to:
18.3.1

any member of the Buyer Group for so long as that member remains part of the Buyer Group, provided and subject to the condition that if the relevant assignee ceases to be a member of the Buyer Group then the Buyer shall ensure that upon that cessation all the relevant rights or benefits are reassigned or transferred back to the Buyer or any member of the Buyer's Group (subject always to this clause 18.3.1); and

18.3.2	by way of security to any bank or third party acting as lender to any Target Group Company, any member of the Buyer Group or any nominee of that bank or third party lender.
18.4	Subject to clauses 18.5 to 18.7, any assignee permitted under clause 18.3 may in its own right enforce any term of this agreement in accordance with the terms of the agreement as if it were a party.
18.5

The liability of a party to an assignee and/or chargee and/or transferee of rights and/or benefits under this agreement shall be limited to the liability they would have had to the relevant assignor had the assignment, charge or transfer not occurred, such that no party shall have any greater liability than he would have had if the assignment, charge, transfer or encumbrance had not taken place.  Each party shall be entitled to enforce against such assignee or chargee or transferee or encumbrancer all of such relevant party’s rights, rights of set off or counterclaim which such party has, or would have, against the relevant assignor if such assignment, transfer, charge or encumbrance had not taken place.

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18.6

If there is an assignment, charge, transfer or encumbrance of a party’s (the Assignor) rights in accordance with this clause 18 (Assignment) the other parties may discharge their obligations under this agreement to the Assignor until they receive written notice of the assignment, charge, transfer or encumbrance.

18.7

The Assignor shall notify the other parties in writing as soon as reasonably practicable after any assignment, charge, transfer or encumbrance of the Assignor’s rights in accordance with this clause 18.

19.	Continuing agreement

This agreement (other than obligations which have already been performed) will remain in effect after Completion.

20.	Further assurance
20.1

Each party agrees (at that party’s expense) to promptly execute and deliver any document or do anything which any other party may reasonably require at or after Completion to give full effect to the provisions of this agreement.  This will include:

20.1.1	vesting in the Buyer the legal and beneficial ownership of the Shares;
20.1.2

vesting in the Target Group, or such other member of the Buyer’s Group as the Buyer may direct, ownership and title and all rights of the Seller in respect of all inventions and intellectual property owned by or vested in the Seller, which solely relate to the products of the Target Group;

20.1.3

assisting Staffing 360 and/or any other member of the Buyer Group as the Buyer may reasonably direct with meeting its reporting requirements to the Securities and Exchange Commission or any similar governmental or regulatory authority in connection with any filings with the Securities and Exchange Commission and/or NASDAQ; and

20.1.4	vesting the legal and beneficial ownership of the Buyer Shares in the Sellers.
20.2

The Buyer will procure that the relevant Target Group Company accounts to HMRC, in respect of each person receiving a Cash Bonus, for all PAYE and all employee and employer National Insurance Contributions due in relation to his Cash Bonus (calculated by reference to the amount(s) of the Cash Bonuses set out opposite his name in Part 3 of Schedule 1), such payments to be made to HMRC in the ordinary course of the relevant Target Group Company's payroll administration. For the avoidance of doubt, the Sellers shall not be liable for any such PAYE and/or employee and employer National Insurance Contributions pursuant to this agreement.

21.	Entire agreement
21.1

This agreement (together with the documents referred to in it in the Agreed Form) constitutes the entire agreement between the parties with respect to the matters dealt with in it and supersedes any previous agreement between the parties in relation to them.

21.2

Subject to clause 21.4, each party acknowledges to the other that it/he has not been induced to enter into this agreement or any document in Agreed Form by, nor relied on, any statement, warranty or representation other than those expressly contained in this agreement or any document in Agreed Form. No party will have any right, claim or remedy

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for any pre-contractual misrepresentation or negligent misstatement or otherwise in respect of any statement or representation made by or to any person (whether a party to this agreement or not) which is not expressly incorporated in this agreement.

21.3	No party will have any right, claim or remedy for any representation or statement made or incorporated in this agreement other than in contract.
21.4

Nothing in clause 21.2, or any other provision of this agreement, operates to limit or exclude liability for fraud, fraudulent misrepresentation or deliberate non-disclosure or deliberate concealment. For the avoidance of doubt, save in the case of such fraud, fraudulent misrepresentation or deliberate non-disclosure or deliberate concealment, the disclosure of any matter or document in the Disclosure Letter or Disclosure Documents shall not imply any representation, warranty or undertaking not expressly given in this agreement nor shall such disclosure be taken as extending the scope of any of the Warranties or any other representation or undertaking expressly given in this agreement or any other document in the Agreed Form.

22.	remedies, variation and waiver
22.1

Except as expressly otherwise provided in this agreement, the rights and remedies of any party under it or in any document referred to in it are in addition to and will not affect any other right or remedy available to that party, whether under this agreement or otherwise.

22.2	No party may change this agreement without the written consent of all the parties.
22.3

The failure to exercise or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies and no single or partial exercise of any right or remedy provided under this agreement will prevent or restrict the further exercise of that or any other right or remedy.

22.4

A waiver of a breach of any of the terms of this agreement or of a default under this agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this agreement.

22.5

Except as expressly provided otherwise in this agreement, Completion will not constitute a waiver of any breach of this agreement whether or not known at the time of Completion. For the avoidance of doubt, Completion shall be deemed to have occurred notwithstanding that the events referred to in clauses 8.3.3, 8.3.4 and/or 8.4.4 have not occurred (and no person waives any of their rights pursuant to such clauses).

23.	Severable provisions
23.1

If any provision of this agreement (including under clause 11) is void or unenforceable in any jurisdiction then it will be severed from this agreement insofar as it relates to that jurisdiction only and that invalidity or unenforceability will not affect the other provisions of this agreement or the relevant provision in any other jurisdiction which will remain in full effect.

23.2

If any provision of this agreement (including under clause 11) is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or the period, area or scope of application of the provision were reduced, the provision in question will apply with any modification(s) that may be necessary to make it valid and enforceable in the relevant jurisdiction but will continue to apply without any modification in all other relevant jurisdictions.

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23.3

The parties agree, in the circumstances referred to in clause 23.1 and if clause 23.2 does not apply to attempt to substitute for any invalid or unenforceable provision in respect of any jurisdiction in which it has been held to be invalid or unenforceable a valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the provision which is invalid or unenforceable in that jurisdiction, then the obligations of the parties in the relevant jurisdiction under any invalid or unenforceable provision of this agreement will be suspended while the parties attempt to agree the substitution.

24.	Payments
24.1

If any payment to be made under this agreement is not paid on the due date, it will carry interest calculated on a daily basis, after as well as before any judgment for it or the liquidation of the paying party, at the Prescribed Rate from the due date until the date of actual payment (both dates inclusive).  That interest will be paid by the payer on demand to the person entitled to payment.

24.2

Any payment made to the Sellers' Solicitors or the Sellers' Representative under the terms of this agreement will be deemed to be made to the Sellers (or other persons entitled to the payment) and will absolutely discharge the Buyer from the payment obligation.  The Buyer need not see to its application.

24.3

Any payment made to the Buyer’s Solicitors under the terms of this agreement will be deemed to be made to the Buyer (or other persons entitled to the payment) and will absolutely discharge the Sellers from the payment obligation.  The Sellers need not see to its application.

24.4	Where a provision in this agreement provides that a payment be made by the Sellers to the Buyer, that payment will be treated as a reduction in the consideration for the Shares.
25.	withholding and grossing up
25.1

The Sellers will pay any amount under this agreement free and clear of any deduction or withholding except only as may be required by law.  If any deduction or withholding is required by law, the Sellers must pay an amount which will, after that deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of the requirement to make the deduction or withholding.

25.2

If any amount payable by the Sellers to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the same obligation to make an increased payment will apply in relation to that tax liability as if it were a deduction or withholding required by law.  This clause will not apply to permit double recovery where the amount payable by the Sellers under this agreement has already been increased to take account of the Tax in the hands of the Buyer.

25.3

The provisions of clause 25 shall not apply and, accordingly, the Sellers shall not be required to gross up under clause 25.1 or 25.2 if the Buyer is or becomes resident outside the UK for Tax purposes or the payout in question is made to any person other than the Buyer.

26.	THIRD PARTY RIGHTS

The provisions of clauses 7.7, 9.1 and 11 are intended to benefit (but may be enforced only with the prior written consent of the Buyer by) each Target Group Company, and (in the case of clause 7.7), also its officers, agents and employees.  Otherwise, only a party to this

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agreement and any person of the type referred to in clause 18.1 has a right under the Contracts (Rights of Third Parties) Act 1999 to rely on or enforce any term of it.  The parties may rescind, amend or vary any term of this agreement without the consent of any third party.

27.	Counterparts

The parties may execute this agreement in any number of copies and on separate copies.  Each executed copy will be an original and all the executed copies together form one agreement.

28.	Law and jurisdiction
28.1

This agreement and any claim or dispute (including non-contractual claims or disputes) relating to this agreement, its subject matter or formation (in this clause 28, a Dispute), shall be governed by and interpreted in accordance with the laws of England and Wales.

28.2	Subject to clauses 5.5, 6 and 9.3 and paragraph 2.5 of PART A of Schedule 10, the parties irrevocably submit to the exclusive jurisdiction of the English Courts for any Dispute.
28.3	Each party irrevocably waives any objection to the English Courts being the forum to decide any dispute and shall not claim that the English Courts are not a convenient or appropriate forum.

THE PARTIES have executed this agreement as a deed and delivered it on the date first set out above.

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EXECUTED and DELIVERED as a DEED by DAVID RHYS LEYSHON in the presence of:	) …/s/ David Rhys Leyshon....................... )
Witness signature /s/ Zum Mohammed Witness name Zum Mohammed Address Gateley plc No 1 Paternoster Square, London EC4M 7DX DX 824 London City Tel 0207 653 1600 Fax 0207 653 1600 Occupation Solicitor

EXECUTED and DELIVERED as a DEED by DAVID JOHN KENNEDY in the presence of:	) …/s/ David John Kennedy..................... )
Witness signature /s/ Zum Mohammed Witness name Zum Mohammed Address Gateley plc No 1 Paternoster Square, London EC4M 7DX DX 824 London City Tel 0207 653 1600 Fax 0207 653 1600 Occupation Solicitor

EXECUTED and DELIVERED as a DEED by DAVID RHYS LEYSHON as attorney for ALISON LEYSHON under a power of attorney dated on or around 28 July 2017 in the presence of:	) …/s/ David Rhys Leyshon....................... )
Witness signature /s/ Zum Mohammed Witness name Zum Mohammed Address Gateley plc No 1 Paternoster Square, London EC4M 7DX DX 824 London City Tel 0207 653 1600 Fax 0207 653 1600 Occupation Solicitor

EXECUTED and DELIVERED as a DEED by by DAVID RHYS LEYSHON as attorney for JOHN DOCHERTY under a power of attorney dated on or around 5 September 2017 in the presence of:	) …/s/ David Rhys Leyshon....................... )
Witness signature /s/ Zum Mohammed Witness name Zum Mohammed Address Gateley plc No 1 Paternoster Square, London EC4M 7DX DX 824 London City Tel 0207 653 1600 Fax 0207 653 1600 Occupation Solicitor

EXECUTED and DELIVERED as a DEED by SIMON BARTINGTON in the presence of:	) …/s/ Simon Bartington............................ )
Witness signature /s/ Zum Mohammed Witness name Zum Mohammed Address Gateley plc No 1 Paternoster Square, London EC4M 7DX DX 824 London City Tel 0207 653 1600 Fax 0207 653 1600 Occupation Solicitor

EXECUTED and DELIVERED as a DEED by LONGBRIDGE RECRUITMENT 360 LIMITED acting by a director in the presence of:	)…/s/ Brendan Flood………………… )Director )
Witness signature /s/ Zum Mohammed Witness name Zum Mohammed Address Gateley plc No 1 Paternoster Square, London EC4M 7DX DX 824 London City Tel 0207 653 1600 Fax 0207 653 1600 Occupation Solicitor

EXECUTED and DELIVERED as a DEED by STAFFING 360 SOLUTIONS, INC. acting by: in the presence of:	)..../s/ Brendan Flood................................... )Authorised signatory / Director ) ) )

Witness signature  /s/ Georgia Joseph

Witness name  Georgia Joseph

Address  Mishcon de Reya LLP

              Africa House

               70 Kingsway

               London WC2B 6AH

Occupation  Solicitor